Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
April 29, 2016

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric announces first quarter 2016 results

•	Construction continues at Carty, with a targeted in-service date by July 31, 2016

•	2016 guidance reduced from $2.20 - $2.35 to $2.05 - $2.20 due, primarily, to unfavorable wind and weather (approx. 12 cents EPS) and incremental costs to complete Carty (approx. 2 cents EPS)

•	Economic conditions continue to be favorable with estimated weather-adjusted load growth in 2016 of 1 percent(1)

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $61 million, or 68 cents per diluted share, for the first quarter of 2016. This compares with net income of $50 million, or 62 cents per diluted share, for the first quarter of 2015. The increase in earnings in the first quarter of 2016 compared to the first quarter of 2015 resulted from higher retail load due to more favorable weather than the prior year’s record-setting mild winter (approx. 6 cents EPS), an increase in allowance for funds used during construction (AFDC) (approx. 4 cents EPS), partially offset by an increase in common shares outstanding due to new shares issued in June 2015 (approx. 5 cents EPS).

“While we’re disappointed about the setbacks we’ve experienced at Carty related to Abeinsa’s default on our construction contract, we are working hard on the construction of this important new baseload resource and are targeting an in-service date by July 31, 2016,” said Jim Piro, president and CEO. “Despite this challenge, PGE delivered strong operating performance during the quarter. Oregon’s strong economy contributed to solid load growth and we saw our largest growth in the number of customers since the recession. Oregon also passed new clean electricity legislation, and we are on a path to achieve the legislation’s carbon-reduction goals while retaining key affordability and reliability protections for customers.”

Company Updates

Carty Generating Station

Construction is continuing on the Carty Generating Station, a 440 MW natural gas-fired baseload power plant near Boardman, Ore., with a targeted in-service date by July 31, 2016. Total capital expenditures for Carty, including AFDC, are expected to be approximately $635 million to $670 million, before considering any amount that may be received under a $145.6 million performance bond issued by two sureties, Liberty Mutual Insurance Company and

(1) Excluding one large paper customer.

Exhibit 99.1

Zurich North America Insurance Company, or from the original Carty contractor or the contractor’s parent company.

On March 9, 2016, the sureties delivered a letter to PGE denying liability in whole under the performance bond. PGE disagrees with the sureties’ determination. On March 23, 2016, PGE filed a breach of contract action against the sureties in the U.S. District Court for the District of Oregon, and on April 15, 2016 the sureties filed a motion to stay the proceeding, alleging that PGE’s claims should be addressed in the arbitration proceeding initiated by Abengoa S.A. in January 2016.

As of March 31, 2016, PGE had $501 million, including $50 million of AFDC, included in construction work in process (CWIP) for the Carty project. Construction costs for Carty of $514 million, including AFDC, as well as its operating costs were authorized for the inclusion in customer prices in the company’s 2016 general rate case (GRC), provided Carty is placed into service by July 31, 2016. Refer to the company’s Form 10-Q for the first quarter of 2016 for additional details on the Carty project.

Oregon Clean Energy and Coal Transition Plan

The Oregon Clean Energy and Coal Transition Plan (Senate Bill 1547) was effective on March 8, 2016. Most significantly, the legislation requires large utilities in Oregon to increase the percentage of load served by qualifying renewable resources to 50 percent by 2040, with interim goals every five years until 2040. The law also provides that, after 2035, PGE will not be able to include in customer prices the costs and benefits associated with electricity generated by PGE’s Colstrip coal plant and that Colstrip will be fully depreciated by 2030. The company is in the process of evaluating the impacts of the new legislation and is incorporating the effects of the new requirements into its 2016 Integrated Resource Plan, which is anticipated to be filed with the Oregon Public Utility Commission in the second half of 2016.

Exhibit 99.1

First quarter operating results

Earnings Reconciliation of Q1 2015 to Q1 2016
(in $millions, except EPS)	Pre-Tax Income	Net Income*	Diluted EPS
Reported Q1 2015	$60	$50	$0.62
Adjustment for change in share count			(0.05)
EPS After share count adjustment			0.57
Revenue Adjustments
Electric retail volume increase	12	7	0.08
Electric retail average price increase	8	5	0.05
Electric wholesale volume and price decrease	(7)	(4)	(0.05)
Other revenue adjustments	1	1	0.01
Change in Revenue	14	9	0.09
Power Cost Adjustments
Average power cost decrease	13	8	0.09
Increase in system load	(1)	(1)	(0.01)
Change in Power Costs	12	7	0.08
O&M Adjustments
Generation, transmission, distribution	(4)	(2)	(0.03)
Administrative and general	(1)	(1)	(0.01)
Change in O&M	(5)	(3)	(0.04)
Adjustments to Other Items
Depreciation & amortization	(7)	(4)	(0.04)
Interest	3	2	0.02
AFDC equity**	3	3	0.03
Other Items	(2)	(1)	(0.01)
Adjustment for effective vs statutory tax rate		(2)	(0.02)
Change in Other Items	(3)	(2)	(0.02)
Reported Q1 2016	$78	$61	$0.68
* After tax adjustments based on PGE’s statutory tax rate of 39.5%
** Statutory tax rate does not apply to AFDC equity

Total revenues for the three months ended March 31, 2016, increased $14 million compared to the three months ended March 31, 2015, as a $19 million increase in retail revenues was partially offset by a reduction in wholesale revenues.

The change in retail revenues resulted from the following:

•
A $12 million increase related to 2.7% higher volumes of retail energy delivered, with increases of 8.9% from residential customers and 4.0% from commercial customers, partially offset by a 10.4% decrease in deliveries to industrial customers. After adjusting for the effects of weather, total retail energy deliveries were up 0.6% for the three months ended March 31, 2016, compared with the three months ended March 31, 2015; and

•
An $8 million increase attributed to a slight rise in the overall average system delivery price as a higher percentage of the company’s retail deliveries were to residential customers, 43% in 2016 versus 40% in 2015, while deliveries to industrial customers, at somewhat lower prices, declined; partially offset by

•
A $1 million decrease related to various supplemental tariff changes, including the discontinuance of $5 million collection for the four capital project deferrals in 2015 partially offset by the refund of $3 million to customers in the first three months of 2015 of proceeds received in connection with the settlement of a legal matter related to the operation of the ISFSI at the Trojan nuclear power plant, which was closed in 1993 (offset in depreciation and amortization). A number of additional small supplemental tariff adjustments occurred that reduced revenues in total by $1 million.

Exhibit 99.1

Net variable power costs (purchased power and fuel expense, net of wholesale revenues) decreased $5 million when compared with the three months ended March 31, 2015. The decrease was driven by an 8% decline in the average variable power cost per MWh. Partially offsetting the decrease to NVPC was a 1% increase in total system load combined with a 23% decrease in the average wholesale sales price and a 16% decrease in wholesale sales volume. For the three months ended March 31, 2016, and 2015, actual NVPC was $1 million above and $2 million below baseline NVPC, respectively.

Generation, transmission and distribution expense increased $4 million, or 6%, in the three months ended March 31, 2016, compared with the three months ended March 31, 2015, driven primarily by $2 million higher labor costs, $1 million more service restoration expenses, and $1 million higher information technology expenses, offset by a $1 million decrease due to the timing of the annual planned outage at Boardman.

Administrative and other expense increased $1 million, or 2%, in the three months ended March 31, 2016, compared with the three months ended March 31, 2015. The increase was primarily due to a $2 million increase in compensation and benefits expense, offset by a $1 million decrease due to a reduction in the reserve for customer receivables.

Depreciation and amortization expense increased $7 million in the three months ended March 31, 2016, compared with the three months ended March 31, 2015. The increase was primarily driven by $4 million additional expense due to capital additions, $4 million due to the temporary discontinuance of amortization of credits for the regulatory liability for the Trojan spent fuel settlement, and $4 million resulting from a combination of gains recorded on the sale of assets and other minor items, offset by a $5 million decrease that resulted from the completion of the amortization of the regulatory asset for four capital project deferrals as authorized in the company’s 2011 GRC. Increases or decreases in expense resulting from amortization of regulatory assets or liabilities are directly offset in revenues.

Interest expense decreased $3 million, or 10%, in the three months ended March 31, 2016, compared with the three months ended March 31, 2015, with $2 million related to an 11% decrease in the average balance of debt outstanding and $1 million related to a higher allowance for borrowed funds used during construction.

Other income, net was $6 million in the three months ended March 31, 2016, compared with $5 million in the three months ended March 31, 2015. The change was due to a $3 million increase in the allowance for equity funds used during construction resulting from higher average CWIP balances, offset by a $2 million decrease in earnings on the non-qualified benefit plan trust assets.

Income tax expense was $17 million in the three months ended March 31, 2016, compared with $10 million in the three months ended March 31, 2015, with effective tax rates of 21.8% and 16.7%, respectively. The increase in income tax expense was primarily due to higher pre-tax income.

2016 earnings guidance

PGE is lowering its 2016 guidance of $2.20 - $2.35 per diluted share to $2.05 - $2.20 per diluted share. The change in guidance is based on unfavorable wind in February and March (approx. 2 cents EPS) and weather conditions in February, March and early April (approx. 10 cents EPS), and incremental costs needed to complete the Carty Generating Station (approx. 2 cents EPS). Additional assumptions include the following:

•	Retail delivery growth of approximately 1%, weather adjusted and excluding one large paper company;

•	Average hydro conditions for the remainder of the year;

•	Wind generation for the remainder of the year based on 5 years of historic levels or forecast studies when historical data is not available;

Exhibit 99.1

•	Normal thermal plant operations;

•	Operating and maintenance costs between $515 and $535 million;

•	Depreciation and amortization expense between $315 and $325 million; and

•	Carty Generating Station in service by July 2016

First Quarter 2016 earnings call and web cast — April 29

PGE will host a conference call with financial analysts and investors on Friday, April 29, at 11 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, April 29, through Friday, May 6.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 856,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at investors.portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding the expected capital costs and in service date for the Carty Generating Station; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete the Carty Generating Station, or other capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should

Exhibit 99.1

also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues, net	$487	$473
Operating expenses:
Purchased power and fuel	149	161
Generation, transmission and distribution	66	62
Administrative and other	61	60
Depreciation and amortization	82	75
Taxes other than income taxes	30	30
Total operating expenses	388	388
Income from operations	99	85
Interest expense (1)	27	30
Other income:
Allowance for equity funds used during construction	7	4
Miscellaneous income, net	(1)	1
Other income, net	6	5
Income before income tax expense	78	60
Income tax expense	17	10
Net income and Comprehensive income	$61	$50

Weighted-average shares outstanding (in thousands):
Basic	88,833	78,271
Diluted	88,833	81,466
Earnings per share:
Basic	$0.68	$0.64
Diluted	$0.68	$0.62
Dividends declared per common share	$0.30	$0.28

(1) Net of an allowance for borrowed funds used during construction of $4 million and $3 million in the three months ended March 31, 2016 and 2015, respectively.

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$4	$4
Accounts receivable, net	130	158
Unbilled revenues	77	95
Inventories	82	83
Regulatory assets—current	131	129
Other current assets	113	88
Total current assets	537	557
Electric utility plant, net	6,160	6,012
Regulatory assets—noncurrent	526	524
Nuclear decommissioning trust	32	33
Non-qualified benefit plan trust	41	40
Other noncurrent assets	48	44
Total assets	$7,344	$7,210

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$98	$98
Liabilities from price risk management activities - current	142	130
Short-term debt	—	6
Current portion of long-term debt	—	133
Accrued expenses and other current liabilities	268	259
Total current liabilities	508	626
Long-term debt, net of current portion	2,199	2,060
Regulatory liabilities—noncurrent	938	928
Deferred income taxes	646	632
Unfunded status of pension and postretirement plans	161	161
Liabilities from price risk management activities—noncurrent	261	259
Asset retirement obligations	106	106
Non-qualified benefit plan liabilities	152	151
Other noncurrent liabilities	82	29
Total liabilities	5,053	4,952
Total equity	2,291	2,258
Total liabilities and equity	$7,344	$7,210

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$61	$50
Depreciation and amortization	82	75
Other non-cash income and expenses, net included in Net income	18	20
Changes in working capital	13	(6)
Other, net	(13)	(5)
Net cash provided by operating activities	161	134
Cash flows from investing activities:
Capital expenditures	(131)	(178)
Distribution from Nuclear decommissioning trust	—	—
Sales tax refund received related to Tucannon River Wind Farm	—	12
Other, net	(2)	(1)
Net cash used in investing activities	(133)	(167)
Cash flows from financing activities:
Net (payments) issuances of long-term debt	6	(45)
Payments on short-term debt	(6)	—
Payment on capital lease	(1)	—
Dividends paid	(27)	(22)
Net cash (used in) provided by financing activities	(28)	(67)
Decrease in cash and cash equivalents	—	(100)
Cash and cash equivalents, beginning of period	4	127
Cash and cash equivalents, end of period	$4	$27

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues (dollars in millions):
Retail:
Residential	$254	$234
Commercial	160	155
Industrial	49	56
Subtotal	463	445
Other retail revenues, net	3	2
Total retail revenues	466	447
Wholesale revenues	12	19
Other operating revenues	9	7
Total revenues	$487	$473

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,103	1,931
Commercial	1,702	1,631
Industrial	697	822
Total retail energy sales	4,502	4,384
Retail energy deliveries:
Commercial	129	129
Industrial	283	272
Total retail energy deliveries	412	401
Total retail energy sales and deliveries	4,914	4,785
Wholesale energy deliveries	488	580
Total energy sold and delivered	5,402	5,365

Number of retail customers at end of period:
Residential	750,027	739,837
Commercial	104,986	103,965
Industrial	186	201
Direct access	374	390
Total retail customers	855,573	844,393

	Heating Degree-days
	2016	2015	Average
January	688	662	734
February	448	437	599
March	449	382	533
First quarter	1,585	1,481	1,866
* — “Average” amounts represent the 15-year rolling average calculated from data provided by the National Weather Service (Portland Airport).

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	757	484
Natural gas	1,002	670
Total thermal	1,759	1,154
Hydro	568	478
Wind	361	288
Total generation	2,688	1,920
Purchased power:
Term	1,486	1,500
Hydro	445	530
Wind	59	57
Spot	602	1,240
Total purchased power	2,592	3,327
Total system load	5,280	5,247
Less: wholesale sales	(488)	(580)
Retail load requirement	4,792	4,667